Filed pursuant to Rule 424(b)(3)

File No. 333-176873

UNITED STATES 12 MONTH OIL FUND, LP

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Supplement dated July 30, 2012

to

Prospectus dated May 16, 2012, as amended June 1, 2012

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This supplement contains information, which amends, supplements or modifies certain information contained in the Prospectus of United States 12 Month Oil Fund, LP (“US12OF”) dated May 16, 2012, as amended June 1, 2012. Please read it and keep it with your Prospectus for future reference.

Effective August 1, 2012, the prospectus is amended to reflect the new address for US12OF and its general partner, United States Commodity Funds LLC (“USCF”). The new address for the principal office and books and records for US12OF and USCF is:

1999 Harrison Street, Suite 1530

Oakland, California 94612

The telephone number for US12OF and USCF remains 510.522.9600.

All references in the prospectus are updated accordingly effective August 1, 2012.